UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2012

World Energy Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34289	04-3474959
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

446 Main Street Worcester, Massachusetts		01608
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 459-8100

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in the Current Report on Form 8-K filed by World Energy Solutions, Inc. (the “Company”) on June 7, 2012, Richard Domaleski, the Company’s former Director and Chief Executive Officer resigned from his positions with the Company effective June 6, 2012 (the “Resignation Date”). In connection with Mr. Domaleski’s resignation, the Company and Mr. Domaleski entered into a severance agreement and release (the “Severance Agreement”) effective June 6, 2012. The terms of the Severance Agreement were approved by the Company’s Board of Directors.

The Severance Agreement provides for (i) severance payments through December 31, 2012 at Mr. Domaleski’s current gross base salary rate; (ii) payment of COBRA premium payments until the earlier of a) December 31, 2012, b) the date Mr. Domaleski obtains comparable coverage, or c) the date Mr. Domaleski’s continuation coverage would terminate in accordance with the provisions of COBRA; and (iii) a gross lump-sum payment of $90,000, that represents Mr. Domaleski’s pro-rated bonus for 2012.

Mr. Domaleski has agreed to (i) keep confidential and not disclose all non-public information concerning the Company that he acquired during his employment with the Company; (ii) not compete with the Company and not solicit for hire or knowingly hire, directly or indirectly, certain employees of the Company through December 31, 2012; (iii) not solicit or do business in any capacity that competes with any of the Company’s products and services or with any customer of the Company or prospective customer through December 31, 2012; (iv) cooperate with the Company in the event of any litigation arising from events occurring prior to the Resignation Date; and (v) provide a full and total release of certain claims that may have existed up to and through the date of the Severance Agreement.

The foregoing description of the Severance Agreement does not purport to be a complete description and is qualified in its entirety to the full text of the Severance Agreement that is attached hereto as Exhibit 10.1, and is incorporated by reference into this Item.

Item 9.01 Financial Statements and Exhibits.

10.1	Severance Agreement and Release with Richard Domaleski, effective June 6, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.
(Registrant)
Date: June 12, 2012
/s/ James Parslow
(Signature)
	Name:	James Parslow
	Title:	Chief Financial Officer